Exhibit 5.02

1201 Walnut, Suite 2900

Kansas City, MO 64106-2150

April 2, 2012

Tel (816) 842-8600

Fax (816) 695-3495

NPC International, Inc.

NPC Operating Company A, Inc.

NPC Operating Company B, Inc.

7300 West 129th Street

Overland Park, KS 66213

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Kansas local counsel to NPC International, Inc., a Kansas corporation (the "Company"), NPC Operating Company A, Inc., a Kansas corporation ("Operating Co A"), and NPC Operating Company B, Inc., a Kansas corporation ("Operating Co B" and together with the Company and Operating Co A, the "Issuers"), in connection with the proposed issuance by the Issuers in an exchange offer of $190,000,000 aggregate principal amount of 10.500% Senior Notes due 2020 (the “Exchange Notes”) to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 2, 2012, under the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Notes are to be issued pursuant to the Indenture, dated as of December 28, 2011 (the "Indenture"), among the Issuers, NPC Acquisition Holdings, LLC, a Delaware limited liability company, as guarantor, and Wells Fargo Bank, National Association, as trustee (the "Trustee").

Our opinions and statements expressed herein are restricted to matters governed by the laws of the State of Kansas (excluding laws of any county, municipality therein or other political subdivision thereof). We express no opinion as to any matter arising under the laws of any other jurisdiction, including, without limitation, the federal laws of the United States of America and laws of the State of New York.

In connection with this opinion letter, we have examined executed originals or counterparts or other copies identified to our satisfaction of the following documents (collectively, the “Reviewed Documents ” and individually, a “Reviewed Document”):

(1) the Indenture;

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(2) a certificate of the corporate secretary of each of the Issuers dated as of December 28, 2011 certifying as to, among other things, (a) the articles of incorporation of each Issuer and all amendments thereto, and the bylaws of each Issuer; and (b) a copy of each Issuer's Consent in Lieu of a Special Meeting of the Board of Directors dated December 28, 2011;

(3) certificates of the Secretary of State of the State of Kansas dated March 26, 2012, attesting to the continued corporate existence and good standing of each Issuer in the State of Kansas;

(4) the Registration Statement to be filed with the Securities and Exchange Commission; and

(5) such other agreements, certificates, documents, records and papers including, without limitation, certificates of public officials and certificates of representatives of each Issuer, as we have deemed appropriate, in our professional judgment, to give the opinions and confirmations set forth below.

We have relied upon the factual representations made in the Reviewed Documents, certificates and results of public records searches listed above. We have conducted no further investigation of factual matters, nor do we assume responsibility therefor. In issuing this opinion letter, with your permission, we have assumed, without independent investigation on our part, that (a) each Reviewed Document submitted to us as an original is authentic; (b) each Reviewed Document submitted to us as a certified, conformed, telecopied, photostatic, electronic or execution copy conforms to the original of such document, and each such original is authentic; (c) all signatures appearing on Reviewed Documents are genuine; (d) each party to the Indenture (other than the Issuers) has the requisite power and authority (corporate, limited liability company, partnership or other) to execute, deliver and perform its obligations under the Indenture; (e) the Indenture has been duly authorized, executed and delivered by each party thereto (other than the Issuers); (f) the Indenture is enforceable against each of the parties thereto (other than the Issuers); (g) all natural persons who have signed or will sign any of the Reviewed Documents had, or will have, as the case may be, the legal capacity to do so at the time of such signature; and (h) the statements, recitals, representations and warranties as to matters of fact set forth in the Reviewed Documents are accurate and complete and there have been no intervening facts since the date of such Reviewed Documents that would cause such statements, recitals, representations or warranties to be inaccurate or incomplete on the date hereof. We have also assumed that the Registration Statement will have become effective and the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon the foregoing and factual certificates executed by an officer of each of the Issuers, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that as of this date:

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1. Each Issuer is a corporation validly existing and in good standing under the laws of the State of Kansas.

2. Each Issuer has the corporate power to enter into and perform its obligations under the Exchange Notes.

3. The Indenture has been duly authorized, executed and delivered by each Issuer.

4. The Exchange Notes have been duly authorized by each Issuer.

5. The execution and delivery of the Indenture by each Issuer and the performance by each Issuer of its obligations thereunder do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation or bylaws of such Issuer in effect on the date hereof or (ii) any statute or governmental rule or regulation of the State of Kansas.

6. To our knowledge, no consent, waiver, approval, authorization or order of any State of Kansas court or governmental authority of the State of Kansas is required for the issuance by each Issuer of the Exchange Notes and the performance by each Issuer of its obligations under the Indenture or the Exchange Notes, except such as have been obtained or made and are in full force and in effect and, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

Our opinions and confirmations set forth above are subject to the following additional qualifications and limitations:

A. We express no opinion on any matter that is affected by any actual fact or circumstance inconsistent with or contrary to any assumption set forth in this opinion letter or in any certificate or document referred to herein as one on which we have relied.

B. The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Issuers is based solely upon the certificates of good standing issued by the Secretary of State of the State of Kansas on March 26, 2012.

C. We express no opinion as to compliance or non-compliance with: (i) Kansas “Blue Sky” laws and regulations, including, without limitation, laws and regulations relating to broker-dealer registration (including any requirement thereunder to obtain any consent, approval, authorization order of, or qualification with, any governmental body or agency); (ii) the rules and regulations of the Financial Industry Regulatory Authority or the New York Stock Exchange (including any requirement thereunder to obtain any consent, approval, authorization order of, or

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qualification with, any governmental body or agency); (iii) fraudulent transfer and fraudulent conveyance laws and regulations; (iv) tax laws and regulations; (v) laws and regulations of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (vi) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions and other local or regional governmental authorities (whether created or enabled through legislative action at the federal, state, or regional level); or (vii) any judicial or administrative decisions to the extent they deal with any of the foregoing. We express no opinion regarding the enforceability of the Exchange Notes, Registration Statement and the Indenture (collectively the “Exchange Documents”) or any of the documents or agreements referenced therein.

D. Where the phrase “to our knowledge” appears in this opinion, it means that we are relying, with your consent, upon such certificates as we have deemed appropriate from the Issuers and upon the actual conscious awareness of attorneys of our firm who have given substantive legal attention to matters on behalf of the Issuers in connection with the transactions covered hereby; however, we have not undertaken any independent investigation (including, without limitation, the review of any court file or indices) to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Issuers.

Our opinions set forth in this opinion letter are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law becoming effective, or future events or circumstances affecting the transactions contemplated by the Exchange Documents, after the date of effectiveness of the Registration Statement. This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. It is understood that this opinion is to be used only in connection with the exchange offer of the Exchange Notes while the Registration Statement is in effect and may not be relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

April 2, 2012

Very truly yours,

/S/ STINSON MORRISON HECKER LLP